FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF FISCAL 2015

Reaffirms Full Year Adjusted EPS Guidance

Winston-Salem, NC – September 9, 2014 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the second quarter of fiscal 2015, ended August 3, 2014. The Company also reaffirmed its adjusted earnings guidance for the full year.

Second Quarter Fiscal 2015 Highlights Compared to the Year-Ago Period:

  Systemwide store count rose 3.4% in the quarter (6.8% year-to-date) to 884 Company and franchise shops worldwide
  Systemwide domestic same store sales rose 2.8%, including a 1.1% gain at Company shops; constant currency international franchise same store sales declined 2.4%
  Revenues increased 6.9% to $120.5 million from $112.7 million
  Operating income was $9.6 million compared to $10.6 million; losses on agricultural derivatives reduced second quarter fiscal 2015 operating income by approximately $1.3 million ($0.02 per share adjusted)
  Adjusted net income was $9.0 million ($0.13 per share) compared to $9.6 million ($0.14 per share); adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $5.8 million ($0.08 per share) compared to $4.7 million ($0.07 per share) in the second quarter last year
  Cash provided by operating activities was $14.0 million compared to $13.1 million in the second quarter last year

President and Chief Executive Officer Tony Thompson commented: “A key priority going into the quarter was to regain top line momentum in our Company shops. And we did, by very strategically using promotional incentives and other marketing tools to increase traffic count and top line growth.

“Our Company and domestic franchise shops posted same store sales gains of 1.1% and 3.8%, respectively, on top of double-digit growth in the second quarter last year. On a two-year stacked basis, same store sales rose 11.6% at Company stores and 15.8% at domestic franchise shops, enabling us to significantly outperform most, if not all, of our quick-service restaurant peers. Outside the U.S., our international franchisees continue to perform well, and we are excited about their success in their individual markets.

“With same store sales turning positive as we moved through the quarter and the momentum continuing into the current period, and with the acceleration of domestic unit growth and ongoing expansion in other countries, our 10%+ systemwide unit growth plan for fiscal 2015 is on track, and we are pleased to reaffirm our adjusted EPS guidance for the full year.”

Thompson continued: “Our longer-term strategic focus remains on increasing doughnut sales and guest traffic by creating more “every day” doughnut use occasions for our products, while enhancing and expanding our beverage platform. The introduction of Krispy Kreme ready-to-drink coffee earlier this year and the August launch of Krispy Kreme K-Cup® packs demonstrate our recent progress in bringing Krispy Kreme-branded beverages to market. However, I firmly believe that we have only scratched the surface in capitalizing on our retail and licensing beverage opportunities. We will, therefore, be investing to strengthen our beverage capabilities with the intention of building consumer awareness and market share from current levels.”

Thompson concluded: “Since joining Krispy Kreme in June, I have visited Company and franchise shops and commissaries across the country and met with team members, franchise partners, suppliers, guests and shareholders. Through these interactions, I have gained an even greater appreciation for Krispy Kreme’s inspiring culture, the talent of our team members and partners, and the widespread passion for our iconic brand from all our stakeholders. I am more excited than ever about our ability to grow our revenues, profitability and store count over the long-term.”

Second Quarter Fiscal 2015 Results

Consolidated Results

Revenues increased 6.9% to $120.5 million from $112.7 million.

Direct operating expenses were $101.1 million, representing 83.9% of revenues compared to 83.2% of revenues last year.

General and administrative expenses were $6.7 million (5.6% of revenues) compared to $5.7 million (5.0% of revenues) in the year-ago period. The increase in general and administrative expenses in the second quarter of fiscal 2015 reflects, among other things, previously announced expenses related to the implementation of the new enterprise resource planning system totaling approximately $0.9 million; there were no comparable ERP costs in the second quarter last year.

Operating income was $9.6 million compared to $10.6 million last year.

Adjusted net income was $9.0 million ($0.13 per share) compared to $9.6 million ($0.14 per share) last year.

Segment Results

Company Stores’ revenues increased 3.8% to $78.5 million from $75.7 million. Same store sales at Company shops rose 1.1% against an extremely robust gain of 10.5% in the second quarter last year. The Company Stores segment posted operating income of $1.3 million compared to $1.8 million last year.

On June 17, 2014, the Company acquired the business and operating assets of its franchisee in Birmingham, Alabama, consisting of four Krispy Kreme shops that had fiscal 2014 sales of approximately $9 million. The acquired assets include the seller’s franchise rights for 13 counties in Alabama. The total transaction consideration was approximately $7.5 million cash.

The Company Stores segment recorded charges to earnings related to the acquisition of approximately $0.4 million in the second quarter. The charges reflect the settlement as part of the acquisition of the pre-existing franchise contract between the Company and the franchisee, as well as approximately $0.1 million of transaction costs.

Approximately $3.9 million of the purchase price was allocated to reacquired franchise rights, which is being amortized to earnings through 2020, which was the expiration date of the terminated franchise agreement. After accounting for such amortization, the Company does not expect that the acquisition will have a material accretive effect on the Company’s results of operations, at least in the short term.

Domestic Franchise revenues increased 17.8% to $3.3 million, reflecting higher royalties, initial franchise fees and ancillary revenues. Total sales by domestic franchisees rose 7.0%, while same store sales at Domestic Franchise shops increased 3.8%. Domestic Franchise segment operating income increased to $1.9 million from $1.5 million last year.

International Franchise revenues increased 24.4% to $7.5 million, driven by higher royalties. Sales by international franchise stores rose 11.4% to $115 million (9.3% excluding the effects of foreign exchange rate changes). International Franchise segment revenues for the quarter include approximately $0.9 million of royalties collected in the quarter related to franchisee sales in prior periods which had not previously been recorded due to uncertainty surrounding their collection; similar collections from the same franchisee recorded as revenue in the second quarter of fiscal 2014 were approximately $0.3 million. Constant currency same store sales at international franchise stores fell 2.4% in the quarter compared to a decline of 7.1% in the second quarter last year, continuing the overall trend of improving same store sales internationally in recent years. International Franchise segment operating income was $5.1 million compared to $4.2 million in the second quarter last year.

KK Supply Chain revenues (including sales to Company stores) rose 4.0% to $59.5 million; external KK Supply Chain revenues rose 10.5% to $31.2 million. KK Supply Chain generated operating income of $8.5 million in the second quarter of fiscal 2015 compared to $9.0 million last year. KK Supply Chain operating income in the second quarter of fiscal 2015 includes approximately $1.3 million of realized and unrealized losses on agricultural derivative positions, compared to approximately $0.4 million of losses in the second quarter last year.

Full Year Outlook

Based on year-to-date results and other current information, management is reaffirming its forecast of adjusted net income for fiscal 2015 of between $48 million and $51 million ($0.69 to $0.74 per share). Achievement of this forecast would represent a year-over-year increase in adjusted earnings per share of between 13% and 21% from the $0.61 reported for fiscal 2014 which was, in turn, up 30% from fiscal 2013.

Conference Call

The Company will host a conference call to review results for the second quarter as well as its outlook for the balance of the year this afternoon at 4:30 p.m. (ET). A webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 312-5514 or, for international callers, by dialing (970) 315-0452. An archived replay of the call will be available shortly after its conclusion by dialing (855) 859-2056, or (404) 537-3406 for international callers; the passcode is 84314242. The audio replay will be available through September 16, 2014. A transcript of the conference call also will be available on the Company’s website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 880 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our domestic and international growth strategies; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with the use and implementation of information technology. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues	$120,516	$112,729	$242,096	$233,354
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	101,084	93,806	196,256	190,364
General and administrative expenses	6,737	5,655	13,784	11,710
Depreciation and amortization expense	3,033	2,664	6,206	5,484
Impairment charges and lease termination costs	38	4	46	12
Operating income	9,624	10,600	25,804	25,784
Interest income	64	70	235	131
Interest expense	(162)	(354)	(305)	(791)
Loss on retirement of debt	-	(967)	-	(967)
Equity in losses of equity method franchisees	(61)	(60)	(118)	(113)
Other non-operating income and (expense), net	152	(1)	320	(6)
Income before income taxes	9,617	9,288	25,936	24,038
Provision for income taxes	3,865	4,571	10,528	11,322
Net income	$5,752	$4,717	$15,408	$12,716

Earnings per common share:
Basic	$0.09	$0.07	$0.23	$0.19
Diluted	$0.08	$0.07	$0.22	$0.18

Weighted average shares outstanding:
Basic	66,008	67,267	66,265	67,139
Diluted	68,725	71,089	69,236	70,833

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	August 3,	February 2,
	2014	2014
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,680	$55,748
Receivables	28,391	25,268
Receivables from equity method franchisees	739	675
Inventories	16,954	16,750
Deferred income taxes	23,774	23,847
Other current assets	7,736	5,199
Total current assets	113,274	127,487
Property and equipment	103,780	92,823
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	30,432	24,097
Deferred income taxes	74,146	83,461
Other assets	11,192	10,678
Total assets	$332,824	$338,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of lease obligations	$328	$344
Accounts payable	16,049	16,788
Accrued liabilities	28,671	29,276
Total current liabilities	45,048	46,408
Lease obligations, less current portion	5,263	1,659
Other long-term obligations and deferred credits	25,923	25,386

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	314,224	338,135
Accumulated other comprehensive income	-	-
Accumulated deficit	(57,634)	(73,042)
Total shareholders’ equity	256,590	265,093
Total liabilities and shareholders’ equity	$332,824	$338,546

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	August 3,	August 4,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,408	$12,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	6,206	5,484
Deferred income taxes	9,388	10,050
Accrued rent expense	324	411
Loss on retirement of debt	-	967
(Gain) loss on disposal of property and equipment	99	(62)
(Gain) on refranchising	-	(876)
Share-based compensation	2,207	1,867
Provision for doubtful accounts	174	(63)
Amortization of deferred financing costs	54	231
Equity in losses of equity method franchisees	118	113
Unrealized losses on agricultural derivative positions	121	150
Other	6	52
Change in assets and liabilities:
Receivables	(4,197)	(464)
Inventories	(80)	(2,889)
Other current and non-current assets	(2,259)	918
Accounts payable and accrued liabilities	229	(2,378)
Other long-term obligations and deferred credits	(111)	1,241
Net cash provided by operating activities	27,687	27,468
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,063)	(12,362)
Proceeds from disposals of property and equipment	196	623
Proceeds from refranchising	-	681
Business acquisition, net of cash acquired	(7,152)	-
Other investing activities	427	433
Net cash used for investing activities	(19,592)	(10,625)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and lease obligations	(200)	(24,455)
Deferred financing costs	-	(87)
Proceeds from exercise of stock options	6,655	1,686
Repurchase of common shares	(34,618)	-
Net cash used for financing activities	(28,163)	(22,856)
Net decrease in cash and cash equivalents	(20,068)	(6,013)
Cash and cash equivalents at beginning of period	55,748	66,332
Cash and cash equivalents at end of period	$35,680	$60,319

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 2, 2014, the Company had net deferred income tax assets of approximately $107 million, of which approximately $58 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $174 million.

The Company has reported cumulative pretax income of over $120 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the retirement of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Net income, as reported	$5,752	$4,717	$15,408	$12,716
Loss on retirement of debt	-	967	-	967
Provision for deferred income taxes	3,226	3,945	9,388	10,050
Adjusted net income	$8,978	$9,629	$24,796	$23,733

Adjusted earnings per common share:
Basic	$0.14	$0.14	$0.37	$0.35
Diluted	$0.13	$0.14	$0.36	$0.34

Weighted average shares outstanding:
Basic	66,008	67,267	66,265	67,139
Diluted	68,725	71,089	69,236	70,833

	Management's Earnings Guidance		Historical Period
	Year Ending February 1, 2015		Year Ended
	From	To	February 2, 2014
	(In thousands, except per share amounts)
Net income, as reported	$30,200	$32,000	$34,256
Loss on retirement of debt	-	-	967
Provision for deferred income taxes	17,800	19,000	8,014
Adjusted net income	$48,000	$51,000	$43,237

Adjusted earnings per common share:
Basic	$0.73	$0.77	$0.64
Diluted	$0.69	$0.74	$0.61

Weighted average shares outstanding:
Basic	66,200	66,200	67,261
Diluted	69,200	69,200	71,054

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013
	(In thousands)
Revenues:
Company Stores:
On-premises sales:
Retail sales	$36,124	$33,581	$72,231	$69,598
Fundraising sales	2,696	2,559	7,675	7,336
Total on-premises sales	38,820	36,140	79,906	76,934
Wholesale sales	39,715	39,549	79,077	80,676
Company Stores revenues	78,535	75,689	158,983	157,610
Domestic Franchise	3,296	2,799	6,795	5,670
International Franchise	7,534	6,057	14,115	12,502
KK Supply Chain:
Total revenues	59,503	57,201	119,815	117,012
Less – intersegment sales elimination	(28,352)	(29,017)	(57,612)	(59,440)
External KK Supply Chain revenues	31,151	28,184	62,203	57,572
Total revenues	$120,516	$112,729	$242,096	$233,354

Operating income:
Company Stores	$1,261	$1,790	$5,677	$7,104
Domestic Franchise	1,900	1,526	4,056	2,965
International Franchise	5,111	4,239	9,391	8,770
KK Supply Chain	8,489	8,999	21,243	19,238
Total segment operating income	16,761	16,554	40,367	38,077
General and administrative expenses	(6,737)	(5,655)	(13,784)	(11,710)
Corporate depreciation and amortization expense	(362)	(295)	(733)	(571)
Impairment charges and lease termination costs	(38)	(4)	(46)	(12)
Consolidated operating income	$9,624	$10,600	$25,804	$25,784

Depreciation and amortization expense:
Company Stores	$2,457	$2,174	$5,041	$4,528
Domestic Franchise	49	22	95	36
International Franchise	2	1	3	4
KK Supply Chain	163	172	334	345
Corporate	362	295	733	571
Total depreciation and amortization expense	$3,033	$2,664	$6,206	$5,484

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	August 3,	May 4,	February 2,	November 3,
	2014	2014	2014	2013
Systemwide Store Count:
Company stores	103	97	95	94
Domestic Franchise stores	160	163	159	155
International Franchise stores	621	595	574	563
	884	855	828	812

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2014	2013	2014	2013
Systemwide Sales (in thousands):(1)
Company stores	$77,806	$74,893	$157,624	$156,014
Domestic Franchise stores	84,096	78,616	171,807	159,602
International Franchise stores	114,706	102,971	229,217	213,226
International Franchise stores, in constant dollars(2)	114,706	104,958	229,217	213,137

Change in Same Store Sales (on-premises sales only):(3)
Company stores	1.1%	10.5%	(0.2)%	11.4%
Domestic Franchise stores	3.8%	12.0%	4.2%	11.9%
International Franchise stores	(1.0)%	(11.2)%	(2.8)%	(9.6)%
International Franchise stores, in constant dollars(2)	(2.4)%	(7.1)%	(2.3)%	(5.8)%

Company Stores - change in same store sales attributable to:
Retail pricing	1.8%	3.8%	2.1%	3.3%
Guest check average (exclusive of pricing)	(1.4)	(0.5)	(1.1)	(0.4)
Customer count	0.7	7.3	(1.6)	8.4
Fundraising pricing	0.5	-	0.5	-
Other	(0.5)	(0.1)	(0.1)	0.1
Total	1.1%	10.5%	(0.2)%	11.4%

Change in Same Store Customer Count - Company stores
(retail sales only)	0.8%	8.0%	(1.8)%	9.7%

Average guest check - Company stores (retail sales only)	$7.67	$7.68	$7.56	$7.49

Company stores - store operating weeks	1,289	1,221	2,523	2,439

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	0.4%	(5.4)%	(1.4)%	(4.8)%
Change in average weekly sales per door	(0.3)%	9.6%	(0.6)%	12.5%
Convenience stores:
Change in average weekly number of doors	4.4%	0.7%	3.5%	(0.9)%
Change in average weekly sales per door	(4.6)%	6.5%	(4.9)%	6.9%

(1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.

(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 78 consecutive weeks during the current year period (but only to the extent such sales occurred in the 79th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 79 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Company Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended August 3, 2014
May 4, 2014	78	18	1	97
Opened	1	-	-	1
Closed	-	-	-	-
Change in store type	1	(1)	-	-
Transferred from Domestic Franchise	2	3	-	5
August 3, 2014	82	20	1	103

Six months ended August 3, 2014
February 2, 2014	76	18	1	95
Opened	3	-	-	3
Closed	-	-	-	-
Change in store type	1	(1)	-	-
Transferred from Domestic Franchise	2	3	-	5
August 3, 2014	82	20	1	103

Three months ended August 4, 2013
May 5, 2013	74	20	1	95
Opened	2	-	-	2
Closed	(1)	-	-	(1)
Transferred to Domestic Franchise	(3)	-	-	(3)
August 4, 2013	72	20	1	93

Six months ended August 4, 2013
February 3, 2013	76	20	1	97
Opened	3	-	-	3
Closed	(1)	-	-	(1)
Transferred to Domestic Franchise	(6)	-	-	(6)
August 4, 2013	72	20	1	93

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Domestic Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended August 3, 2014
May 4, 2014	109	40	14	163
Opened	2	1	-	3
Closed	-	-	(1)	(1)
Transferred to Company Stores	(2)	(3)	-	(5)
August 3, 2014	109	38	13	160

Six months ended August 3, 2014
February 2, 2014	107	37	15	159
Opened	4	4	-	8
Closed	-	-	(2)	(2)
Transferred to Company Stores	(2)	(3)	-	(5)
August 3, 2014	109	38	13	160

Three months ended August 4, 2013
May 5, 2013	102	30	14	146
Opened	-	1	-	1
Closed	-	-	-	-
Transferred from Company Stores	3	-	-	3
August 4, 2013	105	31	14	150

Six months ended August 4, 2013
February 3, 2013	99	29	14	142
Opened	-	2	-	2
Closed	-	-	-	-
Transferred from Company Stores	6	-	-	6
August 4, 2013	105	31	14	150

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of International Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Kiosks	Total
Three months ended August 3, 2014
May 4, 2014	126	9	310	150	595
Opened	3	-	20	7	30
Closed	(1)	-	(3)	-	(4)
August 3, 2014	128	9	327	157	621

Six months ended August 3, 2014
February 2, 2014	125	9	296	144	574
Opened	5	-	34	14	53
Closed	(2)	-	(3)	(1)	(6)
August 3, 2014	128	9	327	157	621

Three months ended August 4, 2013
May 5, 2013	121	9	271	131	532
Opened	1	-	11	7	19
Closed	(2)	-	(3)	-	(5)
Change in store type	(1)	-	1	-	-
August 4, 2013	119	9	280	138	546

Six months ended August 4, 2013
February 3, 2013	120	9	257	123	509
Opened	4	-	27	15	46
Closed	(4)	-	(5)	-	(9)
Change in store type	(1)	-	1	-	-
August 4, 2013	119	9	280	138	546

Krispy Kreme Contacts:

Media:	Investor Relations:

Lafeea Watson	Anita K. Booe
(336) 726-8878	(336) 703-6902
lwatson@krispykreme.com	abooe@krispykreme.com